EXHIBIT F-2




                                                  July 31, 1998


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Ladies and Gentlemen:

     We have acted as counsel for Energy East Corporation (the "Company"), which was a wholly-owned subsidiary of New York State Electric & Gas Corporation ("NYSEG"), in connection with the Company's Application on Form U-1, as amended (the "Application"), filed with the Securities and Exchange Commission (the "Commission") under the Public Utility Holding Company Act of 1935, as amended (the "Act").

     As counsel to the Company, we are generally familiar with its corporate proceedings and have examined such documents as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth. In addition, we have made such other and further investigations as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth.

     In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such latter documents.

     Based on the foregoing and upon such further examination of corporate records and documents and matters of law as we have considered necessary or desirable for the purposes of this opinion, it is our opinion that:

     (a) the transactions contemplated in the Application have been consummated in accordance with the Application;

     (b) the Company is validly organized and duly existing under the laws of the State of New York;
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     (c) (i) all laws of the State of New York applicable to the transactions contemplated in the Application have been complied with; (ii) the Company's Common Stock is legally issued, fully paid and non-assessable, and the holders thereof are entitled to the rights appertaining thereto set forth in the Company's Certificate of Incorporation, as amended from time to time; (iii) the Company has legally acquired NGE Generation's and NYSEG's Common Stock; and (iv) the consummation of the transactions proposed in the Application does not violate the legal rights of the holders of any securities issued by the Company, NYSEG or any associate company thereof.

     The opinion expressed herein is limited to the laws of the State of New York and to applicable United States federal law and we express no opinion as to the laws of any other jurisdiction.

     We hereby consent to the filing of this opinion as Exhibit
F-2 to the Application.

                              Very truly yours,

                              Huber Lawrence & Abell